Mitek Announces Inducement Grants Under Nasdaq Listing Rule 5635(c)(4)
SAN DIEGO, CA, October 1, 2024 - Mitek Systems, Inc. (NASDAQ: MITK), a global leader in digital identity verification, mobile capture, and fraud management solutions, announced today it granted equity awards as a material inducement to the employment of the company’s newly-hired Chief Executive Officer, Edward H. West.
The overarching philosophy in the design of Mr. West’s compensation package was an emphasis on equity-based compensation directly tied to building stockholder value in lieu of significant guaranteed cash and/or service-based equity. To this end, in connection with Mr. West’s appointment as the Company’s Chief Executive Officer, its Board and Compensation Committee approved employment inducement awards for Mr. West with a grant date fair value of $8,000,000. These awards are heavily weighted towards performance based vesting requirements with $6,375,000 of the value in the form of at-target performance-vesting restricted stock units (“PSUs”) and the remaining $1,625,000 in the form of service-based vesting restricted stock units (“RSUs”).
The awards consist of (i) 562,283 PSUs that may vest, if at all, upon the achievement of target-level stock price performance goals of the Company compared to the Russell 2000 (with an additional 185,553 PSUs eligible to vest upon the achievement of above-target level performance), (ii) 173,010 PSUs that may vest, if at all, upon the achievement of target-level direct stock price improvement performance goals of the Company (with an additional 57,093 PSUs eligible to vest upon the achievement of above-target level performance) and (iii) 187,427 RSUs that vest in four equal annual installments from the start date. In each case, vesting of the PSUs and RSUs is subject to Mr. West’s continuous employment through the applicable vesting date or earlier vesting due to a change of control and certain termination events.
The PSUs and RSUs are intended to be inducement awards under Rule 5635(c)(4) of the Nasdaq Listing Rules and were granted outside of the Company’s Amended and Restated 2020 Incentive Plan (the “Plan”). Although the PSUs and RSUs were granted as inducement awards outside of the Plan, the PSUs and RSUs are subject to the terms of the Plan.
About Mitek:
Mitek (NASDAQ: MITK) is a global leader in digital access, founded to bridge the physical and digital worlds. Mitek’s advanced identity verification technologies and global platform make digital access faster and more secure than ever, providing companies new levels of control, deployment ease and operation, while protecting the entire customer journey. Trusted by 99% of U.S. banks for mobile check deposits and 7,900 of the world’s largest organizations, Mitek helps companies reduce risk and meet regulatory requirements. Learn more at www.miteksystems.com.
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Investor Contact:
Todd Kehrli or Jim Byers
MKR Investor Relations, Inc.
mitk@mkr-group.com